Exhibit 99.2

John Visentin Vice Chairman and Chief Executive Officer Xerox Corporation 201 Merritt 7 Norwalk, CT 06851-1056

VIA FACSIMILE, EMAIL & EXPRESS MAIL

June 25, 2018

Shigetaka Komori

Chairman and CEO

FUJIFILM Holdings Corporation

9-7-3 Akasaka, Minato-ku

Tokyo 107-0052 JAPAN

Facsimile: 81-3-6271-1135

Re:     Fujifilm Holdings Corp. v. Xerox Corp., Case 1:18-cv-05458 (S.D.N.Y. June 8, 2018)

Chairman Komori-san:

The above-captioned litigation you filed against Xerox last week is nothing more than a desperate, misguided negotiating ploy to save a takeover that – as a result of the surreptitious actions of your team – to this day remains enjoined by order of the New York State Supreme Court.

As you very well know, Xerox legally and justifiably terminated the Share Subscription Agreement in accordance with that contract’s unambiguous termination provisions following a number of clear material breaches by Fujifilm. Not surprisingly, your every attempt to overturn that valid termination has failed and will continue to fail.

No matter what you tell the Japanese media, it is abundantly clear that the bad actor here is Fujifilm, not Xerox. Fujifilm, as 75% owner and controlling partner of Fuji Xerox, has concealed from Xerox the true extent of a massive and ongoing accounting fraud at Fuji Xerox caused by Fujifilm’s own gross mismanagement. The mismanagement and resulting accounting fraud have weighed heavily on our dealings and have cost us both a significant amount of time and money. Along the way, there were multiple material breaches by Fujifilm and/or Fuji Xerox of important provisions contained in the Share Subscription Agreement and the various Fuji Xerox joint venture agreements that have made clear your lack of good faith.

By way of example, a material portion of Fuji Xerox’s revenue comes from China, which inexplicably has never been formally investigated for the types of accounting fraud that are rampant throughout Fuji Xerox’s other territories despite clear indications of questionable accounting practices. You have also failed to prove to us that all of the outright corruption and fraud at Fuji Xerox have been uncovered and remediated, and reports continue to indicate that the internal controls over financial reporting at Fuji Xerox are woefully ineffective.

Simply put, Fujifilm has failed to prepare Fuji Xerox to comply with the laws and regulations applicable to U.S. public companies, and, as you and your advisors are surely aware, it would likely take years for any such compliance capability to be achieved. In other words, Fujifilm was and is completely incapable of consummating the transactions contemplated by the Share Subscription Agreement. You know it, and I know it. Therefore, your expectation – as expressed to the Japanese media – that Xerox will come to Fujifilm with a new proposal for a combination transaction is simply delusional. It will not happen.

In light of Fujifilm’s numerous contractual breaches and continued misconduct and bad faith in its dealings with Xerox (among other things), Xerox does not currently plan to renew the Technology Agreement when it expires in 2021. We look forward to explaining to our investors the enormous potential growth opportunity if Xerox were to sell products directly into the growing Asia-Pacific market with sole and exclusive use of the valuable Xerox name and a more efficient, better managed supply chain than exists with Fuji Xerox.

To that end, we are now moving to begin sourcing product from suppliers other than Fuji Xerox, and we intend to do so more and more in the months and years ahead. It is therefore ironic that last week an article in the Nikkei Asian Review for which your Fujifilm executives spoke to reporters (in a transparent attempt to promote a false narrative) stated the following: “Xerox, which heavily relies on product supplies from [Fuji Xerox], is unlikely to survive on its own in a shrinking global office equipment market.” Nothing could be further from the truth. In fact, it is actually Fuji Xerox, which is responsible for nearly half of Fujifilm’s total revenue, that could potentially suffer ruinous consequences from the loss of over $1 billion of revenue from Xerox, its single largest customer. And legally, there is nothing Fujifilm can do to stop that from happening. The New York State Supreme Court has already enjoined Fujifilm from taking any action toward consummating the ill-advised takeover, and it follows that no court would allow Fuji Xerox to take adverse, punitive actions toward Xerox’s supply chain as we begin sourcing away from Fuji Xerox, which we are clearly permitted to do.

Xerox will continue to evaluate all of its legal, commercial and operational options with respect to Fujifilm and Fuji Xerox and will pursue and protect, and hereby reserves, all of its rights and interests under the Technology Agreement and otherwise to the fullest extent of the law.

Sincerely,

John Visentin